EXHIBIT 23.A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-127797 and 333-82412) and Form S-8 (File Nos. 333-127951, 333-126599, 333-126597, 333-96959, 333-26813, 333-26831, 333-26823, 033-46519, 033-49956, 033-51851, 033-57553, 033-51853, 333-75781, 333-78949, 333-78951, 333-78979, 333-94717, 333-94719, 333-64240, 333-31060) of El Paso Corporation of our report dated March 2, 2006, except for the sixth paragraph of Note 3, as to which the date is May 10, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in this Report on Form 8-K of El Paso Corporation dated May 12, 2006 .
/s/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas
May 12, 2006